Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119008 on Form S-8 of our reports, relating to the consolidated financial statements of Rotech Healthcare Inc. and subsidiaries and on the effectiveness of Rotech Healthcare Inc. and subsidiaries internal control over financial reporting, dated March 5, 2010, appearing in the Annual Report on Form 10-K of Rotech Healthcare Inc. and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Orlando, Florida
March 5, 2010